Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Shareholders and Board of Directors
STERIS plc

We are aware of the incorporation by reference in the following STERIS plc Registration Statements of our review report, dated February 11, 2019, relating to the unaudited consolidated interim financial statements of STERIS plc and subsidiaries that are included in its Form 10-Q for the quarter ended December 31, 2018:

Registration Number	Description

333-207721	Form S-8 Registration Statement – STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated

333-207722	Form S-8 Registration Statement – STERIS Corporation 401(k) Plan

333-214491	Form S-8 Registration Statement – STERIS plc 2006 Long-Term Equity Incentive Plan

333-228188	Form S-4 Registration Statement - STERIS Limited Proxy Statement/Prospectus filed on January 11, 2019

/s/ Ernst & Young LLP

Cleveland, Ohio
February 11, 2019